Exhibit 99.1

NEWS RELEASE

Gill Ranch Storage, LLC Announces Successful Open Season, Plans to Proceed with Development of Natural Gas Storage Facility in Central California

FRESNO, Calif. – January 22, 2008 – Gill Ranch Storage, LLC (GRS), a subsidiary of Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today announced the successful conclusion of its open season to develop a new, California-regulated underground natural gas storage facility. The Gill Ranch storage facility is located near Fresno and would be developed in conjunction with Pacific Gas and Electric Company (PG&E).

The first phase of the project is estimated to have an initial total capacity of about 20 billion cubic feet (Bcf), with 15 Bcf of that capacity owned by GRS and 5 Bcf owned by PG&E. The estimated first-phase completion date is late 2010. The facility will use depleted sandstone natural gas reservoirs and has the potential for additional development if future market demand is favorable. The Gill Ranch natural gas storage project is located about 25 miles west of Fresno.

Investment by GRS in the initial phase of the project, if constructed, is expected to be approximately $150 million. Capital expenditures in 2008 by GRS are estimated at approximately $10 million for various project permitting and development activities. GRS will initially serve as operator of the storage facility and will own 75 percent of the capacity and investment in the first phase of the project and PG&E will own 25 percent.

“We were extremely encouraged by the level of interest we received from potential customers toward this new storage facility, which was considerably greater than the project’s capacity and clearly confirms the strong need for storage in this region,” said Keith White, president of GRS. “Given the strong response, we will take the next step of filing for a permit and proceed with development.”

In mid-2008, GRS expects to file an application with the California Public Utilities Commission (CPUC) for a Certificate of Public Convenience and Necessity (CPCN), authorizing it to construct facilities and provide service at market-based rates. The CPCN process is expected to take about a year to complete, including environmental review under the California Environmental Quality Act. GRS will also obtain other required permits and approvals.

Anticipated key project milestones include:

• CPCN/GRS tariff filed with CPUC	Mid-2008

• Contracts executed	Late 2008

• CPCN issued	Mid-2009

• Construction started	Late 2009

• In-service	Late 2010

GRS and PG&E will each own a portion of the overall project, holding undivided interests in the proposed facility. Each owner will separately market its own share of storage capacity in the project. The project includes the storage field, a 25-mile pipeline connecting the storage field to PG&E’s gas transmission system, compression equipment and other facilities.

About Gill Ranch Storage, LLC & Northwest Natural Gas Company (NYSE: NWN)

Gill Ranch Storage, LLC is a wholly owned subsidiary of Northwest Natural Gas Company, dba NW Natural, whose predecessors have been providing gas service to the Pacific Northwest since 1859. NW Natural, based in Portland, Oregon, provides reliable, cost-effective natural gas service to more than 650,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. NW Natural is subject to regulation of its utility operations by the states of Oregon and Washington. Since 1989, the company has operated its Mist underground storage field (16 Bcf capacity) to serve its utility customers and the regional interstate storage market, overseen by the Federal Energy Regulatory Commission. NW Natural formed Gill Ranch Storage, LLC to develop the Gill Ranch project. The new subsidiary is legally separate from NW Natural’s Oregon and Washington utility operations, and is dedicated to serving the Gill Ranch Storage facility and the California market. Please see www.gillranchstorage.com or www.nwnatural.com for more information.

Media contact:

Steve Sechrist, Gill Ranch Storage, LLC/NW Natural (503) 220-2594

Investor contact:

Bob Hess, Gill Ranch Storage, LLC/NW Natural (503) 220-2388